Exhibit F, Schedule 4(c)

   Supplemental Information in Response to Item 4 - Acquisition, Redemption or
                        Retirement of System Securities

     The following shows the system securities retired during 2004 in transactions with third parties outside of the Enron group. Such transactions are permitted under Rule 42 and the Omnibus Order:

------------------------ ------------------- -------------- --------------- --------------
    Description of             Issuer            Date         Face Value      Purchase
 Acquired, Retired or                                                           Price
   Redeemed Security
------------------------ ------------------- -------------- --------------- --------------
Promissory notes         Transwestern        5/03/2004      $437,204,788    $437,204,788
                         Pipeline Company
------------------------ ------------------- -------------- --------------- --------------
$200,000,000 10 3/4%     Azurix Corp.        10/15/2004     $375,000        $258,750
Notes due 2010 -
retired
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret I, L.L.C.  11/04/2004     $0              Securities
interest in LLC -                                                           acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret II,        11/04/2004     $0              Securities
interest in LLC-         L.L.C.                                             acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret III,       11/04/2004     $0              Securities
interest in LLC-         L.L.C.                                             acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret VI,        11/04/2004     $0              Securities
interest in LLC-         L.L.C.                                             acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret VIII,      11/04/2004     $0              Securities
interest in LLC-         L.L.C.                                             acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret X, L.L.C.  11/04/2004     $0              Securities
interest in LLC-                                                            acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret XI,        11/04/2004     $0              Securities
interest in LLC-         L.L.C.                                             acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------




------------------------ ------------------- -------------- --------------- --------------
    Description of             Issuer            Date         Face Value      Purchase
 Acquired, Retired or                                                           Price
   Redeemed Security
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret XII,       11/04/2004     $0              Securities
interest in LLC-         L.L.C.                                             acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------
Class B membership       McGarret XIII,      11/04/2004     $0              Securities
interest in LLC-         L.L.C.                                             acquired in
acquired                                                                    settlement
                                                                            transaction.
------------------------ ------------------- -------------- --------------- --------------

A.   Settlement of Choctaw and Zephyrus Investment Interests Held by Bank Groups

     Under authorization granted in the Omnibus Order, effective June 8, 2004, Enron Finance Partners, LP ("EFP"), Cherokee Finance V.O.F.i.l., a Dutch partnership ("Cherokee"), Sequoia Financial Assets, LLC ("Sequoia") and related parties affiliated with Enron Corp. (together, the "Enron Parties") entered into a comprehensive settlement with two groups of banks led by J.P. Morgan Chase which held interests in Zephyrus Investments, LLC ("Zephyrus") and Choctaw Investors B.V. ("Choctaw"). Zephyrus, in turn, held a Class C membership interest in EFP. Choctaw held preferred units in Cherokee. As part of the settlement, EFP and Cherokee redeemed the outstanding equity held by Zephyrus and Choctaw, respectively, in exchange for the transfer of certain claims held by Sequoia against Enron Corp. and Enron North America Corp.

     The total consideration paid to Zephyrus in redemption of its interest in EFP was approximately an aggregate of $943.5 million in Class 5 claims under the Plan against Enron North America Corp. and a Class 185 claim under the Plan against Enron Corp. The redeemed equity in EFP represented a Class C membership interest entitled to a preferred return and certain preferential redemption rights. This class of equity was extinguished in its entirety as a result of the redemption.

     The total consideration paid to Choctaw in redemption of its interest in Cherokee was approximately $135 million in Class 4 claims under the Plan against Enron; and $2.790 billion in Class 5 claims under the Plan against Enron North America Corp. The redeemed equity in Choctaw represented 1,000 Preferred Units in a Dutch partnership entitled to a preferred return and certain preferential redemption rights. This class of equity was extinguished in its entirety as a result of the redemption.

B.   Enron Equity Corp.

     In December 1994, Enron Corp. formed Enron Equity Corp. to hold indirect interests in certain international assets and to issue preferred stock through a private placement to third-party investors. Enron Equity sold 880 shares of 8.57% preferred stock (the "8.57% Preferred") for $88 million. Enron Equity used the funds received in the private placement to purchase investments, including
(1) $35,568,509 of 9.142%

Exhibit F, Schedule 4(c)

Perpetual Second Preferred Stock of Enron Corp., (2) an 8.645% 5-year, fixed rate senior unsecured note of Enron Corp. in the amount of $59,280,848, (3) an 8.831% 30-year, fixed rate senior unsecured note of Enron Corp. in the amount of $22,651,212 and (4) a 5-year warrant to purchase an additional $59,280,848 of 8.645% 5-year, fixed rate senior unsecured notes of Enron Corp. In April 1996, Enron Equity sold 150 shares of 7.39% preferred stock (the "7.39% Preferred") for $15 million. Enron Equity used the funds received to purchase additional notes from Enron Corp.

     In April 2004, Enron Equity Corp. entered into, and consummated, a Stock Repurchase Agreement with American States Insurance Company and John Hancock Life Insurance Company whereby Enron Equity Corp. repurchased all shares of the 8.57% Preferred and the 7.39% Preferred for $9,775,925.67 in cash consideration and $207,700,000 (face value) of claims against Enron Corp. in its bankruptcy case.

C.   Enron Canada Power Corp.

     On February 25, 2004, Enron Canada Corp. ("ECC") amalgamated with Papier Stadacona Ltee with the resulting corporation named Papier Stadacona Ltee. This transaction took place to allow the Enron estate to utilize tax losses existing in ECC to offset gains realised by the estate upon the sale of the Stadacona pulp and paper mill during this tax year. Subsequently, the name of Papier Stadacona Ltee was changed back to Enron Canada Corp.

     On March 12, 2004, Enron Canada Power Corp. ("ECPC") amalgamated with ECC pursuant to Sections 142 and 183 of the Canada Business Corporations Act. All the outstanding securities of ECPC were eliminated through that transaction and ECC thus became the sole owner of all the interests in ECPC as of the date of amalgamation.\1 This action was taken because ECPC was no longer conducting business in Canada and was part of the overall process that Enron Corp. initiated post-bankruptcy to wind-up and liquidate the affairs of its various businesses in order to reduce administrative and operating costs for the Enron estate. No consideration was paid in connection with this amalgamation.

     On September 30, 2004, there was a further amalgamation involving 4138198 Canada Inc., Stadacona Holdco 1 Inc., Stadacona Holdco 2 Inc., Stadacona Holdco 3

--------------------
1 Prior to the amalgamation, the shareholders of  ECPC were as follows:

- 1,000 Common Shares were held by Enron Canada Corp. ("ECC");
- 1 Class "A" Preferred Share were held by Enron North America Corp.
("ENA"); and
- 1,038,504,347.47 Class "B" Preferred Shares were held by ECC.

Further to the amalgamation being completed, the Common Shares and the Class "B" Preferred Shares of ECPC were cancelled without any repayment of capital in respect thereof and the Class "A" Preferred Share was exchanged for 1 Common Share issued and fully paid-up of the corporation resulting from the amalgamation (being Enron Canada Corp.).

Exhibit F, Schedule 4(c)

Inc., and Stadacona Forest Products Co. The latter 4 inactive companies were amalgamated into 4138198 Canada Inc. to simplify the corporate structure.

D.   Bammel Gas Trust

     Effective February 15, 2004, Enron Corp., Enron North America Corp. ("ENA"), BAM Lease Company ("BAM") and Sundance Assets, L.P., all related parties affiliated with Enron Corp., entered into a settlement with Bank of America, N.A., a national banking association ("BoA"), Bank of New York, a New York banking corporation ("Trustee") as trustee of the Bammel Gas Trust ("BGT"), and numerous financial institutions who collectively were lenders to BGT.

     As part of the settlement, BoA conveyed its equity interest in BGT to Enron, and released all claims by BoA related to a BoA-ENA gas swap. The consideration to BoA for conveyance of its equity interest and release of claims was the agreement by Enron that BoA and Trustee would have the sole right and authority to pursue strategies to realize on the value of 55BCF of storage gas ("the BGT Gas"), whether through a sale, refinancing, or other realization of value. Enron was also given "tag along rights" to sell storage gas owned by BAM, i.e., the right to include in any sale of the BGT Gas by BoA, 16% of the total amount of gas to be sold by BoA to be designated as sale of BAM gas under the "tag along rights", up to a maximum of 10.5 BCF of BAM storage gas.

E.   Whitewing Structure Settlement

     In April 2004, the Whitewing Structure settlement ("Whitewing Settlement") was consummated between Enron Corp. and (i) the Official Committee of Unsecured Creditors appointed in Enron's bankruptcy case, (ii) Oaktree Capital Management, LLC, as general partner and investment manager of identified funds and accounts,
(iii) National Indemnity Company, (iv) AEGON USA Investment Management LLC, as investment manager for identified funds, (v) Pacific Investment Management Company LLC, as investment manager for identified funds, (vi) Principal Global Investors LLC, as investment manager for identified funds, (vii) The Bank of New York, as successor in interest to United States Trust Company of New York, as Indenture Trustee and Securities Intermediary on behalf of all holders of Osprey Notes, and (viii) certain identified entities in the Whitewing structure.

     Pursuant to the Whitewing Settlement, Enron (i) allowed a $3.6 billion unsecured claim of the Indenture Trustee, (ii) paid $75 million in cash for expenses and as settlement consideration, (iii) dismissed a preference action against certain parties, and (iv) gave certain releases. In consideration therefor, (i) Enron received the interests of Osprey Trust in Whitewing Management LLC and Whitewing Associates LP, entities which indirectly own Whitewing's interests in structure assets, (ii) certain claims against Enron were withdrawn or modified, and (iii) Enron received certain releases.

     As a result of the Whitewing Settlement, Enron, through its subsidiaries, became the sole holder of: (i) Whitewing's interest in structure assets, with an estimated value

Exhibit F, Schedule 4(c)
ranging from $855 million to $1.25 billion, which should facilitate the disposition of such assets, and (ii) approximately $3.0 billion in claims against Enron, which should facilitate the extinguishment or other resolution of such claims. Enron also avoided certain litigation by the settling parties and clarified certain rights and liabilities of the Estate.

E.   Summary of Project Rawhide Settlement

     On May 13, 2004, Enron and certain of its affiliated subsidiaries consummated a settlement of "Project Rawhide", a financing structure created in December 1998 through the formation of two Delaware limited partnerships, Ponderosa Assets, L.P. ("Ponderosa") and Sundance Assets, L.P. ("Sundance"), to hold approximately $2.4 billion in contributed value of equity and debt interests primarily in power and energy-related assets in the Americas, Europe and the Philippines. The settlement was consummated after the receipt of orders of both the United States Bankruptcy Court and the Grand Court of the Cayman Islands (in each case, as courts overseeing the bankruptcy proceedings of Enron and certain of its affiliated subsidiaries) approving the settlement on April 22, 2004 and April 27, 2004, respectively.

     Upon settlement of Project Rawhide, Enron acknowledged Citibank, N.A.'s ("Citibank") appointment as Portfolio Manager of Ponderosa and Sundance and that both partnerships are in liquidation. As Portfolio Manager for both Ponderosa and Sundance, Citibank has all the authority and responsibility of a general partner with respect to conserving, managing and protecting certain property of the partnerships. Enron Ponderosa Management Holdings, Inc. remained the general partner of Ponderosa, but its rights as general partner are limited by Citibank's authority over the partnerships in liquidation. Ponderosa has ceased to be the general partner of Sundance.

     As part of the settlement, the following Enron entities ceased to hold any ownership interest in Ponderosa Assets, L.P.: Enron Corp., Enron North America Corp., Atlantic Commercial Finance Inc., ECT Colombia Pipeline Holdings 1 Ltd., ECT Europe Finance Inc., Enron Canada Corp., Enron Global Finance, Enron Capital North America Corp., Enron CTS International, Inc., Enron Development Funding Ltd., Enron Finance Corp., Enron Reserve Acquisition Corp., Enron Ventures Corp., HGK Enterprises GP, Inc., HGK Enterprises LP, Inc., JILP-L.P., Inc. and Longhorn Assets, L.L.C.


              Divestiture of Subsidiaries of Ponderosa and Sundance

     The following are direct or indirect subsidiaries of Ponderosa (excluding Sundance and its subsidiaries) divested under the settlement (all divestitures are 100% unless otherwise noted):

        Enron International Investments LLC
        Enron International Brazil Gas Holdings, L.L.C.
        Enron International Brazil 1997 Ltd.
        Ementhal Participacoes e Empreendimentos Ltda.

Exhibit F, Schedule 4(c)

        CEG RIO S.A.
        Ungava Participacoes Ltda.
        Enron International Brazil Gas Holdings Ltd.
        GEC Participacoes Ltda.
        Companhia Distribuidora de Gas do Rio de Janeiro - CEG Zarcaranna Participacoes, S.A.
        Enron International Brazil Investments 1997 Ltd.
        Global Petroleum & Gas Industry Limited
        Gaspart - Gas Participacoes Ltda.
        Companhia de Gas de Bahia - BAHIAGAS, S.A. de E.M. Companhia Pernambucana de Gas - COPERGAS, S.A. de E.M. Gas de Alagoas S.A. - ALGAS
        Empresa Sergipana de Gas S.A. - EMSERGAS
        Companhia Paraibana de Gas - PBGAS, S.A. de E.M. Companhia de Gas de Santa Catarina - SC GAS, S.A. de E.M. Dutopar Participacoes Ltda
        Companhia Paranaense de Gas - COMPAGAS, S.A. de E.M.

The following are direct or indirect subsidiaries or investments of Sundance divested under the settlement (all divestitures are 100% unless otherwise noted):

        Northern Border Partners, L.P. (2,710,000 Common Units)
        Maverick Assets, L.L.C.
        Qualitech Steel Holdings Corp.


                     Reorganizations Effected by Settlement

     Additionally, as part of the settlement, Enron and certain of its subsidiaries received the transfer of the following interests from Ponderosa or Sundance, as applicable:

o Centragas - Transportadora de Gas de la Region Central de Enron Development & Cia., S.C.A.--indirect interests representing approximately 49% of the equity in this company, which operates a natural gas pipeline in Colombia;

o Bammel Gas Trust--a Certificate representing an ownership interest in this investment trust; and

o Enron Capital Management Limited Partnership-- a limited partnership interest in an investment partnership with its primary investment in an entity named Joint Energy Development Investments Limited Partnership
     (JEDI).

Generally, the interests transferred to Enron and such subsidiaries represent rights in assets that are further subject to restructuring, divestiture or settlement as part of the bankruptcy cases of Enron and its related affiliates.

Exhibit F, Schedule 4(c)

F.   Northern Border Partners, L.P.

     During the period from January 1, 2004 through November 17, 2004, Northern Border Partners repaid an amount of $7 million on July 14, 2004 of its outstanding debt obligations under its Revolving Credit Agreement dated November 24, 2003.

     During the period from January 1, 2004 through November 17, 2004, Northern Border Pipeline Company repaid outstanding debt obligations under its Revolving Credit Agreement dated November 24, 2003 as follows:

January 2, 2004-$5 million
January 30, 2004-$52 million
May 14, 2004-$63 million
May 24, 2004-$13 million
June 24, 2004-$5 million
October 1, 2004-$10 million

Exhibit F, Schedule 4(c)